EXHIBIT 23.5



 May 11, 1998



 Board of Directors
 The Coleman Company, Inc.
 625 Madison Avenue
 New York, NY  10022



 Members of the Board:

 We hereby consent to the inclusion of (i) our opinion letter, dated February 27, 1998, to the Board of Directors of The Coleman Company, Inc. (the "Company") as Annex II of the Information Statement/Prospectus contained in the Registration Statement of Sunbeam Corporation on Form S-4 (the "Registration Statement") relating to the proposed merger involving the Company and Sunbeam Corporation, and (ii) references made to our firm and such opinion in the Registration Statement on the inside front cover of the Information Statement/Prospectus and under the captions entitled "SUMMARY - The Merger - Opinion of Coleman's Financial Advisor," "SPECIAL FACTORS - Background of the Merger," "SPECIAL FACTORS - Coleman's Reasons for the Coleman Merger and Approval of the Old Coleman Board of Directors," "SPECIAL FACTORS - Opinion of Financial Advisor to Coleman" and "SPECIAL FACTORS - Position of Sunbeam on the Fairness of the Coleman Merger." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


 CREDIT SUISSE FIRST BOSTON CORPORATION